UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 16, 2012, Resource America, Inc. (NASDAQ: REXI) (the “Company”) entered into the Third Amendment (the “Amendment”) to the Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) between the Company and TD Bank, N.A., for itself and as agent for the Lenders defined therein.  Capitalized terms used in this Item 1.01 but not defined shall have the meaning set forth in the Amendment or the Loan and Security Agreement.

The Amendment (i) provides for an extension of the maturity date to the earlier of (A) the date of termination or expiration of the Amended and Restated Management Agreement dated as of June 14, 2012, by and among the Company, Resource Capital Manager, Inc. and Resource Capital Corp., as the same may be amended from time to time, and (B) December 31, 2014; (ii) sets forth the Lenders’ consent to the payment in full of the Company’s outstanding 9% Senior Notes due 2013; and (iii) removes the interest rate floors associated with the Applicable Base Rate and Applicable LIBOR Rate.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached hereto as Exhibit 10.1 and incorporated into this report by reference.

Attached hereto as Exhibit 99.1 is a press release announcing the amendment.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1           Third Amendment to Amended and Restated Loan and Security Agreement dated as of November 16, 2012.
99.1     Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Dated: November 19, 2012	By: /s/ Thomas C. Elliott Name: Thomas C. Elliott Its: Senior Vice President and Chief Financial Officer